Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ2 2023 Earnings Call Transcripts
Tuesday, August 8, 2023 9:00 PM GMT

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	2

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023

Call Participants

EXECUTIVES

Michael C. Willoughby
President, CEO & Executive Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

Adam David Kelsey
Craig-Hallum Capital Group LLC,
Research Division

ATTENDEES

Jackie Keshner

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	3

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023

Presentation
Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Q2 2023 results. Joining us today are PFSweb's CEO, Mike Willoughby; the COO and President of PFS, Zach Thomann; the company's CFO, Tom Madden; and the company's outside Investor Relations adviser, Jackie Keshner with Gateway Group. Please be advised that today's conference is being recorded.

I would now like to turn the call over to Ms. Keshner for some introductory comments.

Jackie Keshner

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the company's 10-K and Investors section of the PFSweb website under safe harbor statement.

A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
President, CEO & Executive Director

Thank you, Jackie, and good afternoon, everyone. During the second quarter, we continued to drive growth in our fulfillment platform and execute on our strong sales pipeline. We delivered a 7% year-over-year increase in our service fee revenue, and our service fee gross margin continued to improve both sequentially and year-over-year.

From a sales perspective, the second quarter represented our strongest quarter for new bookings in the company's history, driven by our new order fulfillment contracts and growing transportation management services. Despite the strong conversion of sales opportunities into signed contracts during Q2, we are maintaining a very strong sales pipeline as we head into the back half of the year. I'm excited for the prospects of the company this year and into the future, and I'm very proud of our sales and operational performance and our team's robust strategic execution through the first half of 2023.

Our strong fulfillment activity among current clients and the demand we have continued to address in our sales pipeline reflect the resiliency of the premier and luxury brands we serve across our core verticals and our strong reputation as a service provider to these verticals, which drives a high level of references from current and former clients and supports our strong sales pipeline.

Through the second quarter, these sales pipeline and order fulfillment demand patterns continue to be driven primarily by health and beauty with additional pickup from apparel and jewelry during the quarter. With our current visibility, we believe our pipeline remains strong as we enter the second half of the year. While the bulk of the 2023 selling season is complete, we expect another strong Q3 as we work to close several incremental deals in time to launch before our

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	4

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023
holiday peak season. Zach will provide additional details on our record Q2 performance sales opportunities and our work to expand our fulfillment platform offerings later in the call.

Our growth was aided by our sustained progress with driving operational and cost efficiencies. Having completed the bulk of our restructuring work by the outset of this year, we have continued to rightsize our corporate costs and work to maintain a more traditional level of operating liquidity.

To this end, we closed a $25 million asset-based secured lending agreement with Texas Capital Bank, the lending affiliate of Texas Capital Bancshares, Inc., near the end of the second quarter. The agreement provides us with a $25 million revolving loan facility for a period of 5 years. While we continue to believe that we are sufficiently capitalized to support our current business activities and thereby do not anticipate making any near-term drawdowns, having the facility in place enhances our flexibility to support our strong growth outlook over the longer term.

The work we have done to streamline and strengthen our foundation as a stand-alone order fulfillment provider reflects our confidence in the long-term trajectory for our business and our accompanying commitment to optimizing the value we create for our shareholders. Our credit facility and the share buyback program we announced in Q1 represent two of our most recent initiatives to enhance our flexibility towards continued strategic execution and value creation. Tom will share further updates on both of these items in just a few minutes.

More broadly, we continue to target completing our current strategic alternatives review process with our financial adviser, Raymond James, before the end of this year. Our strongest priority is maximizing value for our shareholders as we evaluate potential strategic pathways for our surging business. Based on our current visibility and given the continued strength of the consumer fulfillment service and sales pipeline demand trends across our core verticals, we are raising our 2023 guidance for PFS annual service fee revenue growth. We now expect full year service fee revenue growth within the range of 8% to 13% compared to our prior range of 5% to 10%.

In conjunction, we are reiterating our previously disclosed expectations for our 2023 total company consolidated adjusted EBITDA to be within the range of 6% to 8% of annual service fee revenue, inclusive of our remaining public company costs. Excluding the public company costs, which constitute approximately 2% of service fee revenue, we are targeting total company adjusted EBITDA as a percentage of service fee revenue to range between 8% to 10% in 2023. We continue to believe our focus on total company adjusted EBITDA as a primary financial metric in addition to service fee revenue is appropriate for our restructured and optimized business this year. We also believe our estimates of total company adjusted EBITDA, excluding the remaining estimated public company costs, are more aligned with the current size and focus of our business and that they represent an appropriate comparison to the estimated pro forma PFS stand-alone adjusted EBITDA margin as a percentage of service fee equivalent revenue metric we've been providing over the past 2 years.

We look forward to providing additional color on our progress and upcoming trajectory. I'll turn the call now over to Tom to discuss our second quarter financials in greater detail. Tom?

Thomas J. Madden
Executive VP & CFO

Thanks, Mike. As a reminder, for our Q2 2023 financial presentation, we are now reporting service fee revenue as our principal top line metric rather than our historical metric of non-GAAP service fee equivalent revenue. After discontinuing our product revenue model with Ricoh upon termination of their distributor agreement last year, we are tracking towards eventually eliminating product revenue from our P&L altogether. With this development, along with eliminating the discontinued operations presentation of the divested LiveArea business, we have progressed towards eliminating the term service fee equivalent revenue and further clarifying and streamlining our financial presentation with minimal expected impact on our consolidated adjusted EBITDA comparisons.

With that background in mind, our Q2 2023 service fee revenue increased 7% to $48.2 million compared to $45.3 million during the year ago period. The increase was primarily driven by continued fulfillment revenue growth across both new and existing clients, partially offset by the impact of certain client transitions.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	5

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023
Our 2023 Q2 service fee gross profit margin increased by 350 basis points to 24.7% of PFS service fee revenue compared to a service fee gross profit margin of approximately 21.2% in the year ago period. Our year-over-year and sequential improvements in this metric continued to reflect the benefits of increased productivity and the implementation of several pricing modifications last year, which began taking effect late in the year ago quarter and the latter half of 2022. The growth during Q2 of this year was partially offset by reduced higher-margin non-fulfillment-related service fee revenue such as technology-related services and project activity.

As more of our service fee mix continues to be increasingly comprised of core fulfillment activities, we believe our near-term gross margins will remain within the typical range for these services, which is generally between 20% and 25%. With our bookings opportunities remaining skewed towards both fulfillment and transportation management opportunities, Zach will shortly provide some additional details on the expected gross and adjusted EBITDA margin characteristics of our transportation management offerings.

During the second quarter, we also drove a 13% year-over-year decrease in our SG&A as a result of our cost reduction and operational improvement activities, along with the reduced professional fees and other related expenses related to the LiveArea transaction. Our work to streamline our expenses has focused on aligning our cost structure more closely with our smaller fulfillment-oriented business coming out of the LiveArea divestiture.

Our remaining restructuring-related costs constitute incremental expenses related to the strategic alternatives process and professional tax fees related to tax work and dividends, along with certain severance costs. In the second half of the year, we will continue working to drive additional savings and implement further productivity improvements and reductions in SG&A and corporate overhead costs wherever possible.

Our consolidated adjusted EBITDA in the second quarter of 2023 increased significantly to $3.3 million compared to an adjusted EBITDA loss of $0.4 million in the year ago period. The improvement reflects our ongoing client growth, sustained gross margin improvements and the benefits of our cost optimization initiatives.

Our capital expenditures on a year-to-date basis as of June 30, 2023, were approximately $3.1 million, and we are maintaining our expectations for our full year 2023 capital expenditures to range between $8 million to $10 million. Our remaining CapEx for the second half of the year is expected to be primarily growth CapEx related, which will be closely tied to the activation and ramp of our most recently opened facilities. As such, we expect to generate more of a sequential uptick in Q3 as we get our newest facilities primed for the upcoming holiday peak season in Q4.

Our liquidity position as of June 30, 2023, includes approximately $39.0 million of cash and less than $60,000 in debt. Similar to our liquidity position at the end of the first quarter, the increase in our cash balance relative to the end of 2022 primarily reflects the impact of converting some of the seasonally high working capital requirements we had at the end of last year to cash as well as the benefits of tax refunds received from previous excess estimated tax payments related to the LiveArea transaction, net of dividend equivalent payments, capital expenditures and share repurchases during the first 6 months of 2023.

We have continued to support the growth of the business through working to maintain a reasonable level of operating cash. Most recently, as Mike mentioned earlier, we closed a $25 million asset-based secured lending agreement with Texas Capital Bank near the end of the second quarter, which provides incremental liquidity and flexibility to support our long-term growth initiatives. The agreement entails a $25 million revolving loan facility for a period of 5 years, and availability under the credit facility may not exceed a borrowing base of 85% of eligible accounts receivable minus certain reserves and holdbacks.

As we shared earlier in the call, we do not currently expect any near-term drawdowns and we'll provide updates on any future activity as necessary. We are appreciative of Texas Capital Bank for their partnership in providing us access to this additional capital.

In addition, pursuant to the share repurchase program we put in place near the end of Q1, we have purchased a cumulative amount of 339,563 shares for approximately $1.4 million as of June 30, 2023. We continue to view the program as an extension of our confidence in our long-term growth trajectory.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	6

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023
As Mike indicated earlier, we are increasing our service fee revenue growth guidance to a range of 8% to 13% for calendar year 2023, and we continue to target a range of 6% to 8% for adjusted EBITDA as a percentage of service fee revenue. On a year-to-date basis through June, our service fee revenue growth has been approximately 6%. So to achieve this higher service fee revenue guidance, we will need to achieve over 10% service fee revenue growth in the second half of the year as we offset the incremental client onboarding and operating costs related to our new facilities prior to them becoming fully utilized.

Based on our current visibility to our clients' projected volumes, including the expected favorable impact of clients signed this year, we are comfortable with this updated service fee revenue target and maintaining our adjusted EBITDA margin targets for the full year. We believe we remain well capitalized for our near-term opportunities in the balance of 2023, and our financial performance during the quarter demonstrates our continued progress on the strategic initiatives we have in place.

I will now turn the call over to Zach to review our Q2 operational updates and forthcoming opportunities in greater detail. Zach?

R. Zach Thomann
Executive VP & COO

Thanks, Tom. Our platform continued to perform strongly for existing clients as we addressed ongoing ramping demand in our sales pipeline. As Mike mentioned, our Q2 sales performance set a new all-time record for quarterly bookings with 5 bookings worth an estimated $35.1 million in annual contract value, or ACV, recorded during the quarter. With the resiliency of consumer demand trends across our core verticals and the premium brands within them, we continued to support high renewal rates among current clients and engaged new brands that are rapidly investing in their e-commerce infrastructure.

Another driver of our record bookings performance in the second quarter was our emerging transportation management services, which were coupled with our new order fulfillment contracts. Our transportation management offering focuses on helping clients mitigate carrier and delivery-related complications such as network capacity constraints, carrier dependency, environmental initiatives and labor market shortages. In our position as an e-commerce order fulfillment provider, we have close oversight of the transportation and delivery of orders leaving our facilities, and we have thereby built a deep and growing network of regional and national carrier relationships. These advantages present an opportunity to provide valuable solutions to our clients and increase the stickiness of our engagements through our transportation management service.

Using our parcel optimization engine, which is directly integrated into our warehouse management system, we facilitate flexible carrier selection based on our clients' needs and preferences. This allows our clients to eliminate the administrative hassle of managing multiple carrier contracts as well as more effectively balanced service level and cost for each order that leaves our fulfillment centers.

On a contract level, growing this service could include converting some existing clients from pass-through transportation revenue contracts to service fee contracts. In these scenarios, we'll take on the management of the contract and provide the administrative services to track, bill and reconcile carrier costs for a given client. Transportation management could also be included as part of a new order fulfillment service booking or as a service fee revenue add-on to an existing client contract.

As a recent example, the order fulfillment solution we launched for Kosas Cosmetics earlier this year spanned not only direct-to-consumer and business-to-business order fulfillment but also transportation management services for inbound freight and outbound parcel management. With the opportunities to convert both new and existing clients in the service, we expect transportation management to continue contributing to top line growth moving forward.

As such, we have started reporting managed transportation bookings revenue as an additional sales bookings metric, and we expect to maintain this level of disclosure going forward. For the second quarter, managed transportation bookings accounted for approximately $20.6 million of the $35.1 million in ACV we booked. We expect the mix of

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	7

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023
services and margin profile between our transportation and fulfillment-related services to fluctuate from quarter-to-quarter, and I'll provide some additional details on our expectations here in a few minutes.

Our overall sales pipeline remains robust as Mike mentioned. We are currently tracking towards another strong Q3 as we work to close and launch several new deals ahead of peak season. As we enter the second half of the year, we remain focused on executing our three-pronged growth strategy, which comprises of the following initiatives: number one, expanding our multinode fulfillment strategy to better serve our clients' customers; number two, converting our strong sales pipeline for continued growth; and three, driving our Fulfillment-as-a-Service product offering to allow for more dynamic and flexible fulfillment networks.

Starting with our multinode fulfillment expansion initiatives. We continue to progress the international and domestic expansion of our fulfillment footprint to best support our growing client base. Our newest fulfillment center openings have maintained our historical cadence of launching, on average, two new facilities per year, further solidifying our proven expansion strategy.

In the U.S., our previously announced second Dallas area fulfillment center is now operational. This new 186,000-square-foot building gives us greater flexibility for our regional fulfillment in the Southwestern United States as well as for our local team members and customer service agent models. We are on track for our first client launch out of this facility in Q3, illustrating the speed and agility with which we can ramp our newest footprint additions.

In a similar vein, we also recently opened our second 70,000-square-foot Southampton area fulfillment center in Fareham, England, enhancing our European footprint. We also successfully launched our first client out of this facility, the luxury beauty and wellness brand, BEAUTY PIE. Our services for BEAUTY PIE comprise a highly branded order fulfillment solution. Our swift and comprehensive ramp for this first client launch is a testament to the success of our multinode expansion strategy and the strength of our playbook for brands in our core verticals. As we mentioned last quarter, we designed the new Fareham facility specifically for health and beauty brands, and we look forward to sharing more about our BEAUTY PIE engagement and similar opportunities to serve brands in our largest product vertical.

Moving into our sales pipeline conversions. We maintained success with converting recent client wins into several new order fulfillment launches. Several went live in the past four weeks, and we anticipate this to continue into late Q3.

To summarize some of our recent launches, a total of four brands recently went live from our Las Vegas fulfillment footprint. Three of these brands stem from a new luxury multi-brand portfolio beauty deal, and one brand is an existing U.K.-based beauty brand client that will also soon launch from our new Dallas area distribution center. We also launched a jewelry brand from our existing Dallas area facility and an apparel brand from one of our Memphis facilities, indicating strong ramp patterns for clients' regional fulfillment operations in the Western and Southwestern United States.

Overall, our pipeline opportunities and sales efforts continue to be focused on fulfillment and transportation services, reflecting the strong demand and growth prospects for our B2B and direct-to-consumer multinode fulfillment services. This intentional shift in our overall mix has helped facilitate a higher ACV per booking for the first half of 2023.

As I mentioned earlier, we expect the mix between fulfillment and transportation to shift from quarter-to-quarter, and it's important to note that these 2 types of service contracts carry different term lengths and margin profiles. As we've historically disclosed, our fulfillment contracts tend to be 3- to 5-year engagements with a gross margin profile in the range of 20% to 25%.

By contrast, our transportation management contracts typically renew every year when carrier contracts are renewed, which could lead to a potential churn on a year-over-year basis. The transportation management gross margin profile is also typically lower than the fulfillment range, while adjusted EBITDA margin for this service trends higher because this service does not require the same level of additional corporate overhead costs inherent in our traditional fulfillment operations. This profitability characteristic helps underscore a reiteration of our full year 2023 guidance for adjusted EBITDA as a percentage of service fee revenue as well as our increased top line growth expectations.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	8

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023
To enhance the mix and the expansion of our platform capabilities, we also continue to support our Fulfillment-as-a-Service products. These products improve the speed with which we can launch and scale new fulfillment centers and client engagements alike as well as increase the innovation in our sales cycle. Our agility and innovation continue to be key differentiators for PFS, and we will share any updates on our new Fulfillment-as-a-Service deployments over the coming quarters, particularly as we approach peak season.

PFS has executed at record levels through the first half of this year. Our performance has benefited from the robust consumer and service demand in our core verticals and platform offerings, respectively, as well as from the streamlined operational efficiencies we've driven as a result of our steady optimization initiatives. With our increased service fee revenue growth outlook and sustained profitability expectations for the full year, we are entering the second half of the year on confident footing. Based on our current visibility, our strong foundation and our growing pipeline opportunities, we also believe we remain primed to drive sustainable double-digit growth over the longer term. I am extremely proud of our team's tireless efforts and commitment to delivering further strategic progress. With that, I will now open the call for Q&A.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	9

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023
Question and Answer

Operator
Our first question comes from the line of George Sutton of Craig-Hallum.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

I apologize. I was on mute. This is actually Adam on for George. Mike, I wanted to start with more of a big picture question. Then, I have a few more pointed ones. From my perspective, though, this is actually a very unique scenario. As you mentioned, best bookings quarter ever. Another thing you didn't mention, this is actually best free cash flow start since the pandemic. On top of that, you're buying back stock in the market. You've seen competitors of yours not do as well at the same time. All the while, you're going through a strategic alternative process. So my question is, and answer in whatever terms you deem appropriate, but can you just talk about for a minute how you think about the gap between where the market values the company versus where you perceive it should be?

Michael C. Willoughby
President, CEO & Executive Director

Well, certainly, I have my personal perspective on that. Yes, we just have turned in such a strong performance across the first two quarters of the year, which I believe is in line with the expectations we set coming into the year with all of the hard work around resetting this business around what we believed was a core that was experiencing strong tailwinds coming out of the pandemic and enhanced by the kind of client portfolio that we're supporting. So we've been very bullish on this business for quite some time.

But I think you really have to put the score on the scoreboard. And that's what we've done in Q1 and then Q2. So I'm proud of the score that's posted there. I think I've been very consistent in saying my expectations for this business are that it ought to be valued in an EBITDA multiple range of 8 to 12x. I still continue to believe that ought to be the expectation for the business. That's transactional type multiples that you see in the market. And so we're going to continue to work hard and ultimately have an expectation that we start to see that range come into view as we continue to post scores on the scoreboard.

And at the same time, you mentioned our strategic alternatives review. We will wrap that up this year as committed. We are looking at all alternatives, but our focus is on shareholder value. And we believe that, whether it's through the public market or with alternatives, we have an amazing opportunity right now with an asset that is very differentiated in the market, as you pointed out, Adam, compared to many of our competitors who are not enjoying the same success as we are. So we certainly feel lucky to be in that situation, but we're also expecting that people are going to pay attention. And appreciate your affirmation and your lead into the question.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

Yes, absolutely. And obviously, one of the key highlights was the $20.1 million in transport bookings. I'd love to get some more detail on that, especially if you wouldn't mind providing a little historical context on what you have done in transport revenue in the past. But more specifically, what led to this win? How do you see this business growing? What do you need to invest to make sure that, that business can maintain whatever growth rate you think is appropriate?

R. Zach Thomann
Executive VP & COO

Sure. Great question. This is Zach. I'll jump in and give a little bit of context. I'll start with a historical perspective, and we tried to give some language around that in the script. But historically, as we engage with some of our enterprise-level contracts that came into our portfolio for fulfillment, oftentimes, they would historically bring their own carrier relationship that was generally tied to a single carrier that they're bringing to market or we'd have clients engage with PFS. And as such, we allowed them to ride on our current rate cards with various clients and offer that up in a cost-plus manner. And as such, you'd typically see those revenues as well as cost land and our pass-through revenue and cost basis. And that's how we had gone to market prior to really 2020.

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	10

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023

What we saw really 2020 forward is a lot of disruption in the carrier space insomuch that some of the carriers actually restricted capacity for a number of clients that own their own carrier contracts. And we also saw significant rising costs by way of surcharges from various carrier relationships. So we saw increasing costs and declining service on a macro level, and as such, you saw disruptions start to occur where new entrants came into the market, specifically regional carriers, et cetera, and you start to see more of a fragmentation of what the carrier network could be. And as such, PFS saw an opportunity to really step in there, provide a real value to our clients to really manage all those various carrier relationships and as such, handle the reconciliation, all the mitigation associated with that and really provide a blended carrier solution for clients. And that's really what we're seeing gain traction right now in the marketplace.

And it really fits with what our core vertical brands are really trying to accomplish. As they look and continue to do multinode fulfillment, they're looking for how do we drive sustainability and cost savings across that. And really, this solution points to all of that and really allows us to present a holistic solution for transportation management to our clients. And that's what you're seeing really recorded in the Q2 bookings metric.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

That's great. And Zach, I'll ask a follow-up question to that. You pointed to pretty strong bookings ahead for Q3 potentially. Would love to also better understand what exactly is driving that. Is that just bookings that just haven't closed that you've been working on from earlier? Or are these more people coming to you later in the cycle that are looking to get things done?

R. Zach Thomann
Executive VP & COO

I'd say it's both. So as we report numbers and talk about our sales pipeline, obviously, we have a lot of conversations. We feel really confident in the business that's out there. That's why we speak with confidence that we're projecting a pretty strong bookings season for the whole year.

But you're exactly right. Some of them are engagements that we just didn't get signature before the end of the quarter, and those will come naturally in Q3. And we also see really in this space opportunities present themselves inside of a quarter. And frankly, with our ability to quickly launch a business, it's certainly well within the framework to see an opportunity in Q3, close and launch it before peak season. That's really a testament to the agility of the platform.

So a little bit of both. But as we look out, we're also seeing pipeline build for subsequent year as well. So we project that to really look positive as we lean into 2024.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
President, CEO & Executive Director

And Adam, it's probably a unique characteristic of the transportation management service that you can have an opportunity that closes later in the year and start to generate revenue going into the holiday peak because there's really not a significant implementation associated with that. It's fairly easy to cut an existing client over from that pass-through-oriented service to the managed service offering or even onboard a new client onto that platform. So sales season of that is probably a 3-quarter selling season versus our traditional fulfillment services, which are kind of 2, 2.5 quarter -- first 2.5 quarters of the year.

Operator

And as we are showing no further questions at this time, I would like to now turn the conference back to Mr. Willoughby for closing remarks.

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	11

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023

Michael C. Willoughby
President, CEO & Executive Director

Thank you, Therese, and I'd like to thank everyone that attended the call this afternoon. Hopefully, you hear the optimism in the tone of our voice and the content that we presented today and looking forward to continue to engage with you as we finish out the year strong. Thank you.

Operator

This concludes today's conference. You may now disconnect. Thank you for participating.

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	12

PFSWEB, INC. FQ2 2023 EARNINGS CALL | AUGUST 08, 2023

Copyright © 2023 by S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.

These materials have been prepared solely for information purposes based upon information generally available to the public and from sources believed to be reliable. No content (including index data, ratings, credit-related analyses and data, research, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of S&P Global Market Intelligence or its affiliates (collectively, S&P Global). The Content shall not be used for any unlawful or unauthorized purposes. S&P Global and any third-party providers, (collectively S&P Global Parties) do not guarantee the accuracy, completeness, timeliness or availability of the Content. S&P Global Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON "AS IS" BASIS. S&P GLOBAL PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall S&P Global Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the Content even if advised of the possibility of such damages. S&P Global Market Intelligence's opinions, quotes and credit-related and other analyses are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. S&P Global Market Intelligence may provide index data. Direct investment in an index is not possible. Exposure to an asset class represented by an index is available through investable instruments based on that index. S&P Global Market Intelligence assumes no obligation to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. S&P Global Market Intelligence does not act as a fiduciary or an investment advisor except where registered as such. S&P Global keeps certain activities of its divisions separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain divisions of S&P Global may have information that is not available to other S&P Global divisions. S&P Global has established policies and procedures to maintain the confidentiality of certain nonpublic information received in connection with each analytical process.

S&P Global may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P Global reserves the right to disseminate its opinions and analyses. S&P Global's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P Global publications and third-party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees. © 2023 S&P Global Market Intelligence.

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	13